As filed with the Securities and Exchange Commission on April 15, 2020

Registration No. 333-218400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Benitec Biopharma Limited

(Exact name of registrant as specified in its charter)

Australia	Not applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
Level 14, 114 William Street Melbourne, VIC, 3000, Australia	+61 3 8692 7222
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

Tacere Therapeutics, Inc.

3940 Trust Way

Hayward, CA 94545

Tel: (510) 780-0819

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan D. Seem

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

(650) 391-3709

Approximate date of commencement of proposed sale to the public: N/A

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (Registration No. 333-218400) filed by Benitec Biopharma Limited (the “Registrant”) with the Securities and Exchange Commission on June 1, 2017 (the “Registration Statement”), registering up to a total aggregate amount of $20,000,000 ordinary shares in the form of American Depositary Shares, preference shares or warrants of the Registrant from time to time in one or more offerings in such amounts, at prices and on terms to be determined at or prior to the time of the offering, as described therein.

On April 15, 2020 (the “Effective Date”), the redomiciliation of the Registrant was completed pursuant to which Benitec Biopharma Inc., a Delaware corporation (the “Company”) acquired all of the issued and outstanding ordinary shares of the Registrant in exchange for newly issued shares of common stock of the Company pursuant to a Scheme of Arrangement under Australian law (the “Scheme”), and became the ultimate parent company of the Benitec group of companies. As of the Effective Date, the Company became the successor issuer to the Registrant pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended.

As a result of the Scheme, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hayward, California on April 15, 2020.

BENITEC BIOPHARMA INC.

By:	/s/ Jerel A. Banks
Name:	Jerel A. Banks
Title:	Chief Executive Officer

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